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                                                                      EXHIBIT 11

REEBOK INTERNATIONAL LTD.
(Amount in thousands, except per share data)

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Exhibit 11  -  Statement Re: computation per share earnings fully diluted

                                            1996        1995        1994
                                            ----        ----        ----

Primary
-------

Average shares outstanding                67,370      78,317      82,228

Net effect of dilutive stock options       1,248       1,170       2,083
                                        --------    --------    --------

TOTAL                                     68,618      79,487      84,311
                                        --------    --------    --------

Net Income                              $138,950    $164,798    $254,478
                                        --------    --------    --------

Per share amount                        $   2.00    $   2.07    $   3.02
                                        --------    --------    --------


Fully Diluted
-------------

Average shares outstanding                67,370      78,317      82,228

Net effect of dilutive stock options       2,249       1,170       2,455
                                        --------    --------    --------

TOTAL                                     69,619      79,487      84,683
                                        --------    --------    --------

Net Income                              $138,950    $164,798    $254,478
                                        --------    --------    --------

Per share amount                        $   2.00    $   2.07    $   3.01
                                        --------    --------    --------
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